Exhibit 14.0

ANNAPOLIS BANCORP, INC. AND BANKANNAPOLIS

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE

OFFICER AND CHIEF FINANCIAL OFFICER

The Company, including its Bank subsidiary (the “Company”) expects the highest possible ethical conduct from its principal executive officer and senior financial officers. This Code of Ethics for Principal Executive Officer and Senior Financial Officers (the “Financial Ethics Code”) is intended to supplement the Company’s General Code of Conduct (the “General Code”). Your full compliance with this Financial Ethics Code and with the Company’s General Code is mandatory. You are expected to promote a culture of honest and ethical conduct and to ensure that everyone in the Company fully complies with this Financial Ethics Code and the General Code.

You must take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with your activities and prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company or its subsidiaries’ independent public auditors for the purpose of rendering the financial statements of the Company or its subsidiaries misleading.

You understand that you will be held accountable for your adherence to this Financial Ethics Code. Your failure to observe the terms of this Financial Ethics Code may result in disciplinary action, up to and including termination of employment. Violations of this Financial Ethics Code may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or the Company.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the Chairperson of the Audit Committee or another member of the Audit Committee. You may choose to remain anonymous in reporting any possible violation of this Financial Ethics Code.

CONFLICTS OF INTERESTS

As a Company principal executive officer or senior financial officer, it is imperative that you avoid any investment, interest or association that interferes, might interfere, or might appear to interfere, with your independent exercise of judgment in the Company’s best interests. Engaging in any conduct that represents a conflict of interest is strictly prohibited. You must also avoid any personal activity, investment or association that could appear to interfere with good judgment concerning the Company’s best interests. You may not exploit your position or relationship with the Company for personal gain. You should avoid even the appearance of such a conflict. For example, there is a likely conflict of interest if you:

•	Cause the Company to engage in business transactions with relatives or friends outside the scope of normal business;

•	Use nonpublic Company, client or vendor information for personal gain by you, relatives or friends (including securities transactions based on such information);

•	Have any undisclosed financial interest in the Company’s vendors, clients or competitors; receive a loan, or guarantee of obligations, from the Company or a third party as a result of your position at the Company; or

•	Compete, or prepare to compete, with the Company while still employed by the Company.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on “Reporting Violations of the Financial Ethics Code.”

ACCURATE AND TIMELY PERIODIC REPORTS

Full, fair, accurate, timely and understandable disclosures in all of the Company’s periodic reports, filed documents and other public communications is legally required and is essential to the success of its business. All officers must exercise the highest standard of care in preparing such reports in accordance with the following guidelines:

•	All Company accounting records, as well as reports produced from those records, must be in accordance with the laws of each applicable jurisdiction;

•	All records must fairly and accurately reflect the transactions or occurrences to which they relate;

•	All records must fairly and accurately reflect, in reasonable detail, the Company’s assets, liabilities, revenues and expenses;

•	The Company’s accounting records must not contain any false or intentionally misleading entries;

•	No transactions should be intentionally misclassified as to accounts, departments or accounting periods;

•	All transactions must be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•	No information should be concealed from the internal auditors or the independent auditors; and

•	Compliance with the Company’s system of internal accounting controls is required

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAW, RULES AND REGULATIONS

You are expected to comply with both the letter and spirit of all applicable governmental laws, rules and regulations. If you fail to comply (or you prevent or penalize a subordinate for complying) with the ethical standards in this Financial Ethics Code, the General Code and/or with any applicable laws, you will be subject to disciplinary measures, up to and including immediate dismissal from the Company.

REPORTING VIOLATIONS OF THE FINANCIAL ETHICS CODE

Your conduct can reinforce an ethical atmosphere and positively influence the conduct of fellow associates. If you are powerless to stop suspected misconduct or discover it after it has occurred, you must promptly report the violation of the Financial Ethics Code or the General Code to a member of the Senior Management.

If you are still concerned after speaking with the member of Senior Management or feel uncomfortable speaking with them (for whatever reason), you must (anonymously, if you wish) send a detailed note, with relevant documents, to the Company at 1000 Bestgate Road Annapolis MD 21401 or you may directly contact the Chairperson of the Audit Committee of the Company’s Board of Directors by sending a detailed note, with relevant documents, to Lawrence W. Schwartz, CPA, 10327 Democracy Lane, Fairfax, VA. 22030.

Self-Reporting

If you believe that you may have violated one of these standards, you are encouraged to report it immediately. The Company will consider the fact that you reported the violation yourself in determining what action is appropriate.

Confidentiality

The Company will protect confidentiality to the extent practicable in the context of investigating your allegations and will inform only those individuals with a need to know in order for the Company to investigate and respond appropriately.

Anonymity

There may be instances where you want to report issues while remaining anonymous. The Company will consider information provided anonymously, but it is most helpful if you provide your name so that the Company may obtain additional information from you and inform you that it has responded to your complaint.

Protection of Those Who Report Concerns or Assist in an Investigation

No one who in good faith reports a concern under this policy or provides information during an investigation will be subjected to retaliation for doing so. Any employee who retaliates or attempts to retaliate against an employee for reporting or providing information in good faith under this policy will be subject to disciplinary action, up to and including immediate termination of employment and in some cases could further be subject to criminal penalties.

Duty to Cooperate

When the Company conducts an investigation, all employees have a duty to cooperate in providing complete and accurate information. Failing to cooperate in an investigation or providing false or misleading information will subject an employee to disciplinary action, up to and including termination of employment.

Destruction of Documents

You should also be aware that under the new corporate accountability laws, you could be subject to criminal penalties for tampering with, or destroying, documents or any other evidence related to an official investigation or inquiry regarding any of the Company’s activities. The same is true for documents relating to any threatened or pending litigation.

WAIVER

The Board of Directors of the Company and the Bank may in its sole and absolute discretionary authority approve deviations or waivers from this Code of Ethics so long as the deviations or waivers do not violate any federal or state laws, rules or regulations. Any waivers and the grounds for such waivers for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions shall, to the extent required, be promptly disclosed in compliance with federal securities laws.

YOUR PERSONAL COMMITMENT TO THE CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS

I acknowledge that I have received and read the Code of Ethics for Principal Executive Officer and Senior Financial Officers, dated June 20, 2003, and understand my obligations as a Financial Executive to comply with this Code of Ethics.

I understand that my agreement to comply with this Code of Ethics does not constitute a contract of employment.

Name of Officer:

Signature of Officer:

Date: